                                                                                         Exhibit 4.32

FORM OF AMENDMENT No. 2
TO THE Z TRIM HOLDINGS, INC. 8% CONVERTIBLE SENIOR SECURED NOTE

This amendment has been prepared in connection with the offering (the “Offering”) of Units consisting of a $100,000 24-month senior secured promissory note (the “Note”) convertible into shares of common stock, $.00005 par value (the “Common Stock”) of Z Trim Holdings, Inc., an Illinois corporation (the “Company”), bearing interest at the rate of 8% per annum,  plus included warrants (the "Existing Warrants"), all as described in the Confidential Private Placement Memorandum of the Company dated June 4, 2008, and supplemented August 20, 2008 (the “Memorandum”).

More specifically, the Parties seek to amend Section 1.2 of the Note to state as follows:

Section 1.2                      Ranking and Covenants.

(a)
Except as set forth on Schedule 1 attached hereto, no indebtedness of the Company or any subsidiary of the Company is senior to this Note in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise.  Until this Note is fully paid and discharged in full, the Company shall not, and shall not permit any subsidiary of the Company to, directly or indirectly, incur any indebtedness for borrowed money (excluding accounts payable incurred in the ordinary course of business) unless such indebtedness is expressly subordinated to this Note pursuant to a written subordination agreement acceptable in form, scope and substance to the Holder in its sole and absolute discretion.  Notwithstanding the foregoing, the Company may enter into an additional $5.5 million offering of 8% convertible senior secured notes (the “Additional Offering”) on substantially similar terms and conditions as this Note.  The Notes and any note issued by the Company pursuant to the Additional Offering shall rank pari passu with the Company’s obligations under this Note and may be secured equally and ratably by Liens, on or with respect to any of the Company’s property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom and shall have the benefit, to the full extent that and with such priority as the obligations under this Note.

(b)
Except for Permitted Liens (as defined in Section 6.14 below) and Liens granted in connection with the Additional Offering, until this Note is fully paid and discharged in full, the Company shall not, and shall not permit any subsidiary of the Company to, directly or indirectly, incur any Lien (as defined in Section 6.14 below) on or with respect to any of the Collateral now owned or hereafter acquired, or any interest therein or any income or profits therefrom, without the prior written consent of the Holders of not less than a simple majority of the then outstanding aggregate principal on the 2008 and 2009 Notes.

(c)
Until this Note is fully paid and discharged in full, the Company shall not, and shall not permit any subsidiary of the Company to, directly or indirectly, without the prior written consent of the Holders of not less than the simple majority of the then outstanding aggregate principal amount of the 2008 and 2009 Notes, redeem, purchase or otherwise acquire any of the Company’s capital stock or set aside any monies for such a redemption, purchase or other acquisition.

(d)
 The Company shall perform any and all acts and execute any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement) for filing under the provisions of the Uniform Commercial Code (the “UCC”), and the rules and regulations thereunder, or any other statute, rule or regulation of any applicable jurisdiction which are necessary at the reasonable request of the Holder or its counsel in order to maintain in favor of the Holder of the Note, a valid and perfected Lien on and security interest in the Collateral.

Additionally, the parties seek to add the following:

Section 3.4 (a)(vii)   Any reset of the Conversion Price pursuant to sections 3.4(a)(v) or (vi) shall not reduce the Conversion Price below $0.10 under any circumstances.

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AMENDMENT No. 1

TO THE Z TRIM HOLDINGS, INC. FORM OF WARRANT

ACCOMPANYING THE 8% CONVERTIBLE SENIOR SECURED NOTE

This amendment has been prepared in connection with the offering (the “Offering”) of Units consisting of a $100,000 24-month senior secured promissory note (the “Note”) convertible into shares of common stock, $.00005 par value (the “Common Stock”) of Z Trim Holdings, Inc., an Illinois corporation (the “Company”), bearing interest at the rate of 8% per annum, plus included warrants (the "Existing Warrants"), all as described in the Confidential Private Placement Memorandum of the Company dated June 4, 2008, and supplemented August 20, 2008 (the “Memorandum”).

More specifically, the Parties seek to amend all of the warrants issued pursuant to the Offering to include the following language in Paragraph 6(e):

Any reset of the Exercise Price pursuant to the terms of this Warrant shall not reduce the Exercise Price below $0.10 under any circumstances.

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AMENDMENT No. 1

TO THE Z TRIM HOLDINGS, INC. SECURITY AGREEMENT, PATENT SECURITY
AGREEMENT AND TRADEMARK SECURITY AGREEMENT (“AGREEMENTS”)
ACCOMPANYING THE 8% CONVERTIBLE SENIOR SECURED NOTE

This amendment has been prepared in connection with the offering (the “Offering”) of Units consisting of a $100,000 24-month senior secured promissory note (the “Note”) convertible into shares of common stock, $.00005 par value (the “Common Stock”) of Z Trim Holdings, Inc., an Illinois corporation (the “Company”), bearing interest at the rate of 8% per annum, plus included warrants (the "Existing Warrants"), all as described in the Confidential Private Placement Memorandum of the Company dated June 4, 2008, and supplemented August 20, 2008 (the “Memorandum”).

More specifically, the Parties seek to amend the Agreements to expressly discharge JP Turner & Company, LLC as the Collateral Agent and to allow for decisions regarding the collateral to be made by a majority of the Holders of the Notes (on a weighted average basis based on the amounts invested) pursuant to the terms of the Security Agreements.

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       Please acknowledge your acceptance of the proposed amendments to the Z Trim Holdings, Inc. 8% Convertible Senior Secured Note and Agreements by signing below.

Further, by signing below, you expressly direct JP Turner & Company, LLC, as the original Collateral Agent under the Security Agreements as set forth above, to take all such measures necessary to promptly release to the Company all funds currently held in escrow at U.S. Bank National Association (Ref: a/c#129095000 / JP Turner Z Trim) relating to the sale of Accutek filling equipment by the Company.

Note Holder:

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Company:

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